UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 29, 2018
(Date of earliest event reported)

FEDERATED NATIONAL HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Florida	000-25001	65-0248866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14050 N.W. 14th Street, Suite 180
Sunrise, FL	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 293-2532

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

2018-2019 Catastrophe Excess of Loss Reinsurance Program

Federated National Holding Company (the “Company”) has agreed to the terms of its excess of loss catastrophe reinsurance program for 2018-2019 which will provide the Company and its wholly-owned insurance subsidiaries, Federated National Insurance Company (“FNIC”) and Monarch National Insurance Company (“MNIC”), approximately $1.34 billion of reinsurance coverage in excess of a $23 million retention for catastrophic losses, including hurricanes, at an approximate total cost of $153 million.

The Company remains a supporter of the traditional reinsurance market, as it has been for over 20 years, and has a robust reinsurance panel and established long-term relationships with a number of prominent reinsurers which, along with the reduction in exposures discussed below, contributed to an approximate $27 million decrease in its annual reinsurance spend from the 2017-2018 program. This savings is reflected in a 5.8 point decrease in the ceded premium to gross written premium ratio from 33.9% for the 2017-2018 reinsurance program to projected 28.1% for the 2018-2019 reinsurance program. Specifics regarding the reinsurance programs are provided below.

With its recent acquisition of the minority interests of MNIC, the Company has combined both FNIC and MNIC under a single program allowing the Company to capitalize on efficiencies and scale. Due to underwriting and exposure management, the Company has realized an overall decrease in policy count, total insured value and catastrophe modeled losses in Florida, with premiums written remaining fairly level, resulting in the need for approximately $243 million less single event reinsurance limit for the 2018-2019 wind season while maintaining the Company’s same reinsurance purchasing methodology and equivalent protection as previous years. While FNIC’s Florida exposure has slightly decreased, FNIC’s non-Florida (Alabama, Louisiana, South Carolina, and Texas) exposure has continued to increase in policy count, total insured value and written premium. This spread of risk outside of Florida has benefited the Company in its overall reinsurance purchase.

The combined FNIC and MNIC private market excess of loss treaties, covering both Florida and non-Florida exposures, will be effective July 1, 2018 and all private layers have prepaid automatic reinstatement protection, which affords the Company additional coverage for subsequent events. These private market excess of loss treaties structure coverage into layers, with a cascading feature such that substantially all layers attach after $20 million in losses for FNIC and after $3 million in losses for MNIC. If the aggregate limit of the preceding layer is exhausted, the next layer drops down (cascades) in its place. Additionally, any unused layer protection drops down for subsequent events until exhausted. Given current market conditions, FNIC has elected not to purchase any multiple year protection and terminated the second year of the $89 million of multiple year protection that FNIC purchased last year on a two-year basis. FNIC also had $156 million of multiple year protection that will expire on June 30, 2018. The overall reinsurance programs are with reinsurers that currently have an A.M. Best Company (“AM Best”) or Standard & Poor’s rating of “A-” or better, or have fully collateralized their maximum potential obligations in dedicated trusts.

FNIC and MNIC’s combined 2018-2019 reinsurance programs are estimated to cost $153 million, a savings of approximately $27 million from the final costs of the 2017-2018 reinsurance programs. This amount includes approximately $103.2 million for the private reinsurance for the Company’s Florida exposure described above, including prepaid automatic premium reinstatement protection, along with approximately $47.2 million payable to the Florida Hurricane Catastrophe Fund (“FHCF”). The combination of private and FHCF reinsurance treaties will afford FNIC and MNIC approximately $1.81 billion of aggregate coverage with a maximum single event coverage totaling approximately $1.34 billion, exclusive of retentions.

The allocation methodology by which FNIC and MNIC will determine their share of the premium and distribution of reinsurance recoveries under the combined reinsurance tower uses catastrophe loss modeling of the separate books of business. Each carrier shares the combined program cost in proportion to their contribution to the total expected losses in each reinsurance layer. Each carrier’s reinsurance recoveries will be based on each carrier’s contributing share of a given event’s total loss. Both FNIC and MNIC maintained their FHCF participation at 75% for the 2018 hurricane season. FNIC’s single event pre-tax retention for a catastrophic event in Florida is $20 million, up slightly from the 2017-2018 reinsurance program and MNIC’s single event pre-tax retention for a catastrophic event is $3 million, down slightly from the 2017-2018 reinsurance program.

FNIC’s non-Florida excess of loss reinsurance treaties afford us an additional $23 million of aggregate coverage with first event coverage totaling $5 million and second event coverage totaling $18 million, with the incremental $13 million of second event coverage applying to hurricane losses only. The end result is a non-Florida retention of $15 million for the first event and $2 million for the second event though these retentions are reduced to $7.5 million and $1 million after taking into account the profit sharing agreement that FNIC has with the non-affiliated managing general underwriter that writes our non-Florida property business. FNIC’s non-Florida reinsurance program cost will approximate $2.6 million for this private reinsurance, including prepaid automatic premium reinstatement protection.

The Company’s cost and amounts of reinsurance are based on management’s current analysis of exposure to catastrophic risk. The data will be subjected to exposure level analysis at various dates during the period ending December 31, 2018. This analysis of the Company’s exposure level in relation to the total exposures to the FHCF and excess of loss treaties may produce changes in retentions, limits and reinsurance premiums as a result of increases or decreases in the Company’s exposure level.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED NATIONAL HOLDING COMPANY

Date: May 29, 2018	By: /s/ Ronald A. Jordan
Name: Ronald A. Jordan
Title: Chief Financial Officer
(Principal Financial Officer)